EXHIBIT 99.1

Vitran Corporation Inc. Announces the Sale of Frontier Transport Corporation

TORONTO and INDIANAPOLIS, Nov. 30, 2010 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American LTL transportation and Supply Chain firm, today announced that it has sold selected assets of Frontier Transport Corporation to Online Transport, based in Indianapolis, Indiana.

"For the last few years, Vitran has been focusing on its two core segments, LTL and Supply Chain Operations. Frontier, our small owner-operator Truckload operation, took a back seat. Therefore, we are extremely pleased with this transaction as the majority of our associates will continue to serve our many valued Truckload customers, and our sole focus will be on our two core operations," stated President and CEO Rick Gaetz of Vitran Corporation Inc.

"On-Line Transport purchased 794 trailers while Vitran retains 174 of the newest trailers to be redeployed in the LTL operation. The proceeds and net working capital is approximately $5 million. I would like to thank the management team and all associates for their efforts and loyalty over the past 15 years," added Rick Gaetz.

Steve Cook, current President of Frontier, will continue to lead this new business unit at Online and he stated, "I am appreciative of my long standing relationship with Vitran and am excited to be bringing Frontier into a pure Truckload environment so that we may aggressively develop the Company into the future."

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, supply chain, and freight brokerage services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus should" "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT:  Vitran Corporation Inc.
          Richard Gaetz, President/CEO
          Sean Washchuk, VP Finance/CFO
          416/596-7664